Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

U.S. $375,000

November 21, 2006

For value received, Integrated Security Systems, Inc., a Delaware corporation (hereinafter referred to as “Maker”), promises to pay to the order of Frost National Bank FBO Renaissance US Growth Investment Trust PLC, Trust No. W00740100 (hereinafter referred to as “Payee”), the principal sum of U.S. $375,000.  The principal of and interest on this Convertible Promissory Note (the “Note”) shall be due and payable in lawful money of the United States of America by wire transfer of immediately available funds.

1.

Interest.  Interest shall accrue on the unpaid principal balance due under this Note at an annual rate equal to six percent (6%).  Interest shall accrue from and including the date of this Note until, but not including, the day on which it is paid in full.  In no event shall the interest charged hereunder exceed the maximum rate of interest allowed from time to time by law.  Interest to be accrued during the twelve (12) month period beginning on the date of issuance of this Note, as set forth above (the “Issuance Date”), shall be prepaid in cash to Payee on the Issuance Date.  Thereafter, accrued interest shall be due and payable quarterly beginning on January 1, 2008 and continuing on each April 1, July 1, October 1 and January 1 thereafter until the entire principal balance and all accrued and unpaid interest hereunder is paid in full.

2.

Payment of Note.  The principal balance of, and all accrued unpaid interest on, this Note shall be due and payable on November 23, 2009 (the “Maturity Date”).

3.

Prepayment.  This Note may be prepaid in whole or in part at any time, at the option of Maker, without premium or penalty.  If this Note is fully prepaid on or before November 21, 2007, then any prepaid interest shall be refunded to Maker.

4.

Conversion.  The outstanding principal balance of this Note shall be convertible, at the option of Payee in its sole and absolute discretion, in whole or in part, (i) upon the occurrence of a Recapitalization (as defined below), or (ii) in connection with and immediately prior to a Change of Control (as defined below), in each case into fully paid and nonassessable shares (the “Conversion Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”) at the Conversion Price (as defined below) in effect on the date of such Recapitalization or Change of Control, as the case may be.  If Payee elects to exercise its option to convert this Note, the following shall occur:

(a)

Payee shall deliver to Maker a written notice of such election (the “Conversion Notice”), indicating the amount of principal of this Note to be converted.

(b)

Upon its receipt of the Conversion Notice, the Maker shall immediately issue and deliver to Payee or its designated affiliates a certificate or certificates for the number of shares of Common Stock, registered in Payee’s or its designated affiliates’ name(s), to which Payee shall be entitled upon such conversion, bearing such legends as may be required by applicable state and federal securities laws.

(c)

If this Note is converted in whole, Payee shall deliver this Note to Maker marked “Canceled,” and Maker shall immediately pay to Payee all accrued and unpaid interest then due and owing on the date of such conversion.  If this Note is converted in part, Maker shall immediately pay to Payee all accrued and unpaid interest then due and owing on the date of such conversion, and Payee shall deliver to Maker a replacement Note for any outstanding principal amount not converted, dated the date of such conversion, with the same Maturity Date and provisions as contained in this Note.

(d)

No fractional shares will be issued on conversion of this Note.

5.

Conversion Price; Adjustment for Issuance of Shares at Less Than the Fair Market Value.  The “Conversion Price” shall equal the Fair Market Value (as defined below) of the Common Stock on the date of such Recapitalization or Change of Control, as the case may be.  However, if Maker has issued (such date of issuance, the “Stock Issue Date”) any Additional Common Stock (as defined below) for a consideration per share less than the Fair Market Value on the date of such conversion, then (subject to Sections 6, 7, 8 and 9 below) the Conversion Price shall equal the lowest price per share at which any such shares of Additional Common Stock were issued.  In the case of Additional Common Stock issued without consideration, the Conversion Price shall be reduced to an amount, and the number of shares issued upon such conversion shall be increased in an amount, so as to maintain for the Payee the right to convert this Note into shares of Common Stock equal in amount to the same percentage interest in the Common Stock of the Company as this Note was convertible immediately preceding the Stock Issue Date.

6.

Sale of Shares.  In case of the issuance of Additional Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the gross amount of the cash paid to Maker for such shares, before deducting any underwriting compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.  In case of the issuance of any shares of Additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor, other than cash, shall be deemed to be the then fair market value of the property received, as determined in good faith by Maker’s Board of Directors.

7.

Stock Dividends.  Shares of Common Stock issued as a dividend or other distribution on any class of capital stock of Maker shall be deemed to have been issued without consideration.

8.

Stock Splits, Subdivisions or Combinations.  In the event of a stock split or subdivision of shares of Common Stock into a greater number of shares, the Conversion Price shall be proportionately decreased, and in the event of a combination of shares of Common Stock into a smaller number of shares, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the record date.

9.

Exceptions.  The term “Additional Common Stock” herein shall mean all shares of Common Stock hereafter issued by Maker (including Common Stock held in the treasury of Maker), except (a) Common Stock issued upon the conversion of this Note; (b) Common Stock issued upon conversion or exercise of any warrants, options or convertible instruments outstanding on the date hereof; and (c) Common Stock issued upon exercise of stock options or similar purchase rights to employees, directors or consultants of Maker.  Any adjustment to the Conversion Price to be made pursuant to Section 5 above may be waived (either retroactively or prospectively and either generally or in a particular instance) in writing by Payee.

10.

Adjustments for Mergers, Sales and Consolidations.  In the event of any consolidation or merger of the Maker with or into, or the sale of all or substantially all of the properties and assets of the Maker to, any person (any of the foregoing, a “Change of Control”), and in connection therewith, consideration is payable to holders of Common Stock in cash, securities or other property, then as a condition of such Change of Control, lawful provision shall be made, and duly executed documents evidencing the same shall be delivered to the Payee, so that the Payee shall have the right at any time prior to the maturity of this Note to convert this Note, in whole or in part, at a total price per share equal to the Conversion Price in effect immediately prior to such event, into the kind and amount of cash, securities or other property receivable in connection with such consolidation, merger or sale, by a holder of the same number of shares of Common Stock as were receivable upon conversion hereof by the Payee immediately prior to such Change of Control.  In any such case, appropriate provisions shall be made with respect to the rights and interest of the Payee so that the provisions hereof shall thereafter be applicable with respect to any cash, securities or property deliverable upon conversion hereof.  Notwithstanding the foregoing, (i) if, as the result of any Change of Control, consideration is payable to holders of Common Stock in exchange for their Common Stock which consists solely of cash, or (ii) in the event of the dissolution, liquidation or winding up of the Maker, then the Payee shall be entitled to receive distributions on the date of such event on an equal basis with holders of Common Stock as if this Note had been converted immediately prior to such event, less the Conversion Price.  Upon receipt of such payment, if any, the rights of Payee shall terminate and cease and this Note shall expire.  In case of any such Change of Control, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding up of the Maker, the Maker shall promptly, after receipt of this surrendered Note, make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person as it may be directed in writing by the Payee surrendering this Note.

11.

Adequate Shares.  Maker will at all times authorize, reserve and keep available, for the purpose of issuance upon conversion, a sufficient number of shares of Common Stock deliverable upon Payee’s exercise of its conversion rights under this Note.

12.

Events of Default.  Each of the following events shall constitute an “Event of Default”:

(a)

Maker fails to pay (or shall state in writing an intention not to pay or its inability to pay) the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise;

(b)

Maker fails to use the proceeds giving rise to the issuance of this Note for working capital purposes and to fund the research, development, production and marketing of DoorTek Access Control, LXL Gate Operators and Surelock Seals (as such terms are defined in that certain Amended and Restated Royalty Agreement by and among Maker, Payee and certain other parties dated as of October 6, 2006 (the “Royalty Agreement”)); and

(c)

Maker’s breach of any material covenant, obligation or other material term or condition contained in this Note or the Royalty Agreement and such breach continues for a period of thirty (30) days after written notice thereof to Maker from Payee or Agent (as defined in the Royalty Agreement).

Upon the occurrence and during the continuation of any Event of Default, this Note shall become immediately due and payable and Maker shall pay to Payee, in full satisfaction of its obligations hereunder, an amount equal to the then outstanding principal amount of this Note plus all accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment, and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and Payee or Agent shall be entitled to exercise all other rights and remedies available at law or in equity.

13.

Limitation of Interest.  All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of the maturity of the unpaid principal balance hereof, or otherwise, shall the amount contracted for, charged, received, paid or agreed to be paid to the holder hereof for the use, forbearance, or detention of the money evidenced by this Note or for the payment or performance of any covenant or obligation contained herein or in any other document pertaining to the indebtedness evidenced by this Note exceed the maximum amount permissible under applicable usury laws.  If, from any circumstance whatsoever, fulfillment of any provision hereof or of any other agreement shall, at the time fulfillment of such provision be due, involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the maximum lawful rate, any amount equal to any excessive interest shall (a) be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest, or (b) if such excess interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Maker.  All sums contracted for, charged or received hereunder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term hereof.  The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the holder hereof.

14.

Waiver.  Except as otherwise expressly provided herein, Maker waives demand, presentment for payment, notice of intent to accelerate, notice of acceleration, notice of nonpayment or dishonor, grace, protest, notice of protest, all other notices, and any and all diligence or delay in collection or the filing of suit hereon.

15.

Governing Law and Venue.  This Note shall be construed according to and governed by the laws of the State of Texas.  The obligations of Maker under this Note are performable in Dallas County, Texas.

16.

Registration Rights.  The shares of Common Stock issued upon conversion of this Note shall be restricted from transfer by the Payee, unless the shares are duly registered for sale pursuant to the Securities Act of 1933, as amended, or the transfer is exempt from registration.  The Payee has certain rights with respect to the registration of shares of Common Stock issued upon the conversion of this Note pursuant to the terms of the Registration Rights Agreement between Payee and Maker dated as of October 13, 2005.

17.

Certain Definitions.

(a)

“Fair Market Value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(i)

If the Common Stock is traded on the American Stock Exchange or  another national exchange or is quoted on the National Market System or the OTC Market of the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), then the average of the closing or last sale prices, respectively, reported for the five (5) business days immediately preceding the Determination Date.

(ii)

If the Common Stock is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is quoted on the OTC Bulletin Board, then the average of the closing bid prices reported for the five (5) business days immediately preceding the Determination Date.

(iii)

Except as provided in clause (iv) below, if the Common Stock is not publicly traded, then as the Payee and Maker agree or in the absence of agreement by arbitration in accordance with the rules then in effect of the American Arbitration Association, before an unaffiliated single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

(iv)

If the Determination Date is the date of a Change of Control or of a liquidation, dissolution or winding up, then all amounts to be payable per share to holders of the Common Stock in the event of such Change of Control or liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the Company’s certificate of incorporation, assuming for the purposes of this clause (iv) that all of the shares of Common Stock then issuable upon conversion of this Note are outstanding at the Determination Date.

(b)

“Recapitalization” shall mean the conversion, in a single transaction or series of related transactions, of all or substantially all of Maker’s then outstanding convertible indebtedness into shares of capital stock of Maker.

18.

Successors and Assigns.  This Note shall bind Maker’s successors and assigns.

19.

Collection Costs.  If this Note is collected by legal proceeding or through a probate or bankruptcy court, or is placed in the hands of an attorney for collection after default (whether or not suit is filed), Maker agrees to pay all costs of collection and/or suit, including but not limited to reasonable attorneys’ fees and expenses incurred by Payee.

20.

Unenforceability.  The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances, and no other provision of this Note shall be affected thereby.

21.

Headings.  The paragraph headings of the sections of this Note are inserted for  convenience of reference only and shall not affect the meaning or interpretation of this Note.

[Signature page follows.  Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

INTEGRATED SECURITY SYSTEMS, INC.

By: /s/ Vernon H. Foersterling, Jr.

Vernon H. Foersterling, Jr.

President and Chief Executive Officer